Exhibit 5.1
, 2012
Armstrong Resource Partners, L.P.
7733 Forsyth Boulevard, Suite 1625
St. Louis, Missouri 63105
          We have acted as counsel to Armstrong Resource Partners, L.P., a Delaware limited partnership (the “Partnership”), in connection with the filing by the Company with the U.S. Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-1 (Registration No. 333-177260), as amended (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the issuance and sale by the Partnership of up to       common units representing limited partner units in the Partnership (the “Common Units”) which includes       units subject to the underwriters’ over-allotment option, as described in the Registration Statement.
          We have examined such statutes, including the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”), and originals or copies, certified or otherwise identified to our satisfaction, of such documents, Partnership records, certificates of the Partnership and of public officials and such other instruments as we have deemed necessary or appropriate as a basis for the opinion expressed herein. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all copies submitted to us, and the authenticity of the originals of such copies.
          Based upon and subject to the foregoing and to the other qualifications, assumptions and limitations set forth herein, we are of the opinion that:
1.	The Partnership has been duly formed and is validly existing as a limited partnership under the Delaware Act.

2.	The Common Units have been duly authorized and, when the price at which the Common Units will be sold has been approved by the pricing committee of the Partnership and when the Common Units have been duly issued and delivered against payment therefore in accordance with the terms of the underwriting agreement, substantially in the form filed as an exhibit to the Registration Statement, to be entered into by and between the Partnership and the underwriters,
ARMSTRONG TEASDALE LLP  7700 FORSYTH BLVD., SUITE 1800, ST. LOUIS, MO 63105  T  314.621.5070  F  314.621.5065

, 2012

the Common Units will be validly issued, fully paid and upon issuance of such Common Units against payment as contemplated by the Registration Statement and Prospectus, the holders of Common Units will have no obligation to make any further payments for the purchase of Common Units or contributions to the Partnership or the general partner solely by reason of their ownership of Common Units.
          In rendering the foregoing opinion, we express no opinion as to the laws of any jurisdiction other than the Delaware Act.
          We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.
          This opinion is furnished pursuant to Item 601 of Regulation S-K and cannot be relied on for any other purpose.
Very truly yours,
ARMSTRONG TEASDALE LLP